Exhibit 99.1
Marcus E. Jundt
1360 12th Street Northeast
Watertown, South Dakota 57201
Kona Grill, Inc.
Attn: Mark S. Robinow, Secretary
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251
VIA FEDERAL EXPRESS
March 25, 2010
To the Secretary of Kona Grill, Inc.:
You are hereby notified that Marcus E. Jundt, a registered stockholder of Kona Grill, Inc. (the “Company”), withdraws his self-nomination for election to the Company’s Board of Directors at the next annual meeting of the Company’s stockholders.

Sincerely,
/s/ Marcus E. Jundt
Marcus E. Jundt

cc:
Berke Bakay (via e-mail)
Marc A. Buehler (via e-mail)
Richard J. Hauser (via postal mail)
Douglas G. Hipskind (via e-mail)
Anthony L. Winczewski (via e-mail)
Mark A. Zesbaugh (via e-mail)
Clifford E. Neimeth, Esq. (via e-mail)
Scott Weiss, Esq. (via e-mail)